Exhibit 99.2

Annual Statement as to Compliance
For the Year Ended December 31, 2006

HUD Public Facility Loan Trust

Pursuant to Capmark Finance Inc. Servicing Standards, I hereby attest that:

i.	A review of the activities of Capmark Finance Inc. as Servicer during the period, and of its compliance with procedures has been made under my supervision.

ii.	To the best of my knowledge, based on such review, Capmark Finance Inc. as Servicer, has fulfilled all of its obligations throughout the period.

Capmark Finance Inc.

By:	Mark E. McCool
Title:	Senior Vice President
Date:	February 20, 2007

Capmark Finance Inc.
200 Witmer Road
Real Estate Finance, Investments, Services	Horsham, Pa 19044